EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Registrant's Name:  Infocrossing, Inc.

Subsidiaries of the Registrant:

         ETG, Inc., a Delaware corporation

         Infocrossing Services, Inc., a Delaware corporation

         Infocrossing Southeast, Inc., formerly AmQUEST, Inc., a Georgia corporation

         Infocrossing West, Inc., formerly ITO Acquisition Corp, a California corporation

         Infocrossing Healthcare Services, Inc., a Delaware corporation

             Subsidiary of Infocrossing Southeast, Inc.

             Infocrossing Services Southeast, Inc, formerly
             AmQUEST Services, Inc., a Georgia corporation

             Subsidiary of Infocrossing West, Inc.

             Infocrossing Services West, Inc., a California corporation